Exhibit 3

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.01 per share, of AGA Medical Holdings, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.  In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 25th day of October 2010.

ST. JUDE MEDICAL, INC.

/s/ Pamela S. Krop
Name:	Pamela S. Krop
Title:	Vice President, General Counsel and Secretary

ASTEROID SUBSIDIARY CORPORATION

/s/ Pamela S. Krop
Name:	Pamela S. Krop
Title:	Vice President and Secretary